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                                                                      EXHIBIT 99

[LOGO]                                               FOR IMMEDIATE RELEASE
                                                     CONTACT:  CONWAY G. IVY
                                                     VICE PRESIDENT, CORPORATE
                                                     PLANNING AND DEVELOPMENT
                                                     216-566-2102

                                      NEWS:


            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

CLEVELAND, OHIO, June 21, 2001 -- The Sherwin-Williams Company (NYSE: SHW) announced today that it expects its diluted earnings per share to be in the range of $0.55 to $0.60 for the second quarter and $1.75 to $1.90 for the year 2001. This reduction in earnings expectations is principally due to lower than anticipated sales that were impacted by weak economies and unfavorable currency exchange rates. The Company announced on April 23, 2001 that it expected diluted earnings per share to be in the range of $0.60 to $0.65 for the second quarter and $1.85 to $1.95 for the year 2001. The Company's diluted earnings per share were $0.71 for the second quarter of 2000 and $1.90 for the year 2000, excluding a $294 million after-tax asset impairment charge. The Company will announce its second quarter results on July 25.

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This press release contains certain "forward-looking statements" with respect to sales, earnings and other matters. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements. These risks, uncertainties and other factors include such things as: general business conditions; strengths of retail economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; raw material pricing; unusual weather conditions; and other risks and uncertainties described from time to time in the Company's reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.